EXHIBIT 10.10

COMPLETION GUARANTY
THIS COMPLETION GUARANTY (“Guaranty”) is made this 21st day of September, 2018, by BROOKFIELD DTLA HOLDINGS LLC, a Delaware limited liability company (the “Guarantor”), in favor of CITIBANK, N.A., as administrative agent for Lenders (defined below) (in such capacity, together with its successors, transferees and assigns, the “Administrative Agent”) and each of the Lenders.
RECITALS:
A.Administrative Agent, certain lenders that are a party thereto (collectively, together with their respective successors and/or assigns, “Lenders”), Citigroup Global Markets Inc. and Natixis, New York Branch, collectively, as joint lead arranger and NORTH TOWER, LLC, a Delaware limited liability company (“Borrower”) have entered into a certain Loan Agreement (as it may hereafter be modified, supplemented, extended, or renewed and in effect from time to time, the “Loan Agreement”), which Loan Agreement sets forth the terms and conditions of a loan (said loan, together with all advances which may hereafter be made pursuant to the Loan Agreement, being referred to herein as the “Loan”) to Borrower secured by certain Property as defined and more particularly described in the Loan Agreement.
B.    Guarantor is an Affiliate of Borrower and will receive direct or indirect benefit from Lenders’ making of the Loan to Borrower.
C.    The Loan is evidenced by certain promissory notes executed by Borrower and payable to the order of the Lender named therein (such promissory notes, as the same may hereafter each be renewed, extended, supplemented, increased or modified and in effect from time to time, and all other notes given in substitution therefor, or in modification, renewal, or extension thereof, in whole or in part, are herein collectively called the “Note”).
D.    Any capitalized term used and not defined in this Guaranty shall have the meaning given to such term in the Loan Agreement. This Guaranty is one of the Loan Documents described in the Loan Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and as a material inducement to Lenders to make the Loan to Borrower, Guarantor hereby guarantees to Administrative Agent and Lenders the prompt and full payment and performance of the Guaranteed Obligations (defined below) upon the following terms and conditions:
1.    Guaranteed Obligations. Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Administrative Agent for the benefit of Lenders the payment and/or performance, as applicable, of the following:
(a)    the performance and completion of all of the Permitted Alterations, which such work shall be completed, in all material respects, in accordance with (x) the applicable terms and conditions of the Loan Agreement, (y) the plans, specifications and budget for the Permitted

Alterations delivered to and, if applicable, approved by, Administrative Agent, in each case in accordance with Section 4.21 of the Loan Agreement and (z) applicable Legal Requirements (the “Work”);
(b)    the payment of all costs associated with the Work, including, without limitation, all building and project costs and other out-of-pocket expenses in connection with the completion of the Work, as the same may become due and payable; and
(c)    keeping the Property free and clear of all liens or claims of liens arising or incurred in connection with the completion of the Work, and if any liens should be filed, or should attach, with respect to the Property by reason of the carrying out of the Work, within twenty-five (25) days after obtaining notice thereof (but in any event prior to the date on which the Property or any part thereof or interest therein is or would be in imminent danger of being sold, forfeited, foreclosed, terminated, cancelled or lost), either (A) causing the removal of such liens (which removal may be effectuated by bonding) or (B) procuring an endorsement to the Title Insurance Policy issued with respect to the Property insuring Lender against the consequences of the foreclosure or enforcement of such liens.
The obligations and liabilities set forth in clauses (a) though (d) above are collectively referred to herein as the “Guaranteed Obligations”. Notwithstanding anything to the contrary contained herein, Guarantor shall not be liable for (i) special, consequential or indirect or punitive damaged, except to the extent actually paid to third parties, (ii) any lien or claim of lien arising from any portion of the Permitted Alterations that was commenced following the Trigger Date unless such lien or claim of lien arises from any portion of the Permitted Alteration commenced following the Trigger Date at the direction or with the approval of Original Borrower or its Affiliates, (iii) unless necessary in order to comply with any applicable law, any changes or modifications to the plans, specifications or budget for the Permitted Alterations to be delivered to and, if applicable, approved by Administrative Agent, in each case, pursuant to Section 4.21 of the Loan Agreement made following the Trigger Date, unless such change or modification is made by or at the direction of Original Borrower or its Affiliates and/or (iv) any gross negligence or willful misconduct of Administrative Agent or Lenders. Guarantor hereby acknowledges having received, reviewed and approved a true and complete copy of each of the Loan Documents.
As used herein, the following terms shall have the following meaning:
(I)    “Original Borrower” shall mean Borrower, as it is owned prior to the occurrence of the events described in clauses (B), (C) and (D) of the definition of “Trigger Date” set forth below.
(II)    “Trigger Date” shall mean the date which is the earlier to occur of (A) Administrative Agent (on behalf of the Lenders) or other third party purchaser obtaining title to all of the Property by foreclosure (or deed or other transfer in lieu of foreclosure) by Administrative Agent (on behalf of the Lenders), (B) (x) the Mezzanine A Lender (or its agent or designee) obtaining title to all of the equity collateral securing the Mezzanine A Loan by foreclosure (or assignment or other transfer in lieu of foreclosure) or (y) a third party obtaining title to all of the equity collateral securing the Mezzanine A Loan in connection with a foreclosure sale of such equity collateral, (C) (x) the Mezzanine B Lender (or its agent or designee) obtaining title to all of the equity collateral securing the Mezzanine B Loan by foreclosure (or assignment or other transfer in lieu of foreclosure) or (y) a third party obtaining title to all of the equity collateral securing the Mezzanine B Loan in connection with a foreclosure sale of such equity collateral or (D) (x) the holder of the New Mezzanine Loan (or its agent or designee) obtaining title to all of the equity collateral securing the New Mezzanine Loan by foreclosure (or assignment or other transfer in lieu of foreclosure) or (y) a third party obtaining title to all of the equity collateral securing the New Mezzanine Loan in connection with a foreclosure sale of the equity collateral, provided that, (i) in the case of (B), (C) and (D), the result being that neither Guarantor nor any Person that Controls, is Controlled by or is under common Control with Borrower or Guarantor, shall hold any direct or indirect equity interest in or Control, Borrower and, (ii) in the case of (A), (B), (C) and (D) that such acts were not committed or directed by Borrower or Guarantor or any Person that Controls, is Controlled by or is under common Control with Borrower or Guarantor. For purposes of this Section: (1) the term “Mezzanine A Lender” includes (i) the initially named Mezzanine A Lender and its successors and assigns and (ii) any holder of any New Mezzanine Loan (as defined in the Mezzanine A Loan Documents and/or any New Mezzanine Loan documents created pursuant to the Mezzanine A Loan Documents) and its or their successors and assigns, (2) the term “Mezzanine B Lender” includes (i) the initially named Mezzanine B Lender and its successors and assigns and (ii) any holder of any New Mezzanine Loan (as defined in the Mezzanine B Loan Documents and/or any New Mezzanine Loan documents created pursuant to the Mezzanine B Loan Documents) and its or their successors and assigns. For the avoidance of doubt, a Trigger Date shall not be deemed to have occurred if any of the events described in (A), (B), (C) or (D) are set aside, rescinded or invalidated.
2.    Payment and Performance by Guarantor.
(a)    If for any reason Borrower fails to perform and complete all of the Permitted Alterations in accordance with the terms and conditions of the Loan Agreement and other applicable Loan Documents, then, within ten (10) Business Days after written notice from Administrative Agent, Guarantor shall either (i) immediately assume all responsibility for the full performance and completion of the Work and take such other action(s) as Administrative Agent may require to remedy Borrower’s default(s) under the Loan Documents in connection with such failure or (ii) in lieu thereof, at the election of either Administrative Agent or Guarantor, make a payment to Administrative Agent in the amount of the Estimated Completion Costs. For the avoidance of doubt, should Administrative Agent elect to require that Guarantor pay the amount of the Estimated Completion Costs, Guarantor shall not have the right to elect to assume responsibility for the performance and completion of the Work as set forth in subclause (i) above. Guarantor shall be in default of this Guaranty and a “Trigger Event” shall occur if, in Administrative Agent's judgment, Guarantor (i) does not assume responsibility for the performance and completion of the Work within such ten (10) day period, or (ii) fails to diligently pursue the performance and completion of the Work or (iii) fails to perform and complete any aspect of the Work in accordance with the terms of the Loan Documents. As used herein, the term “Estimated Completion Costs” shall mean an amount, as determined by Administrative Agent in good faith, equal to the cost to pay for and/or perform, as applicable, the Guaranteed Obligations. Guarantor shall have the right, at its sole cost and expense, within seven (7) Business Days of its receipt of Administrative Agent’s determination of the Estimated

Completion Costs,  to contest in good faith Administrative Agent’s determination of the Estimated Completion Costs provided that each of the following are satisfied: (1) Guarantor provides, from a Third Party Construction Expert (defined below), its own good faith estimate of the cost to pay for and/or perform, as applicable, the Guaranteed Obligations (the amount of such estimate, the “Guarantor Estimated Amount”), (2) if required by Administrative Agent, Guarantor pays to Administrative Agent (for the benefit of the Lenders) an amount equal to the Guarantor Estimated Amount (which amount shall be credited towards Guarantor’s obligations hereunder) and (3) Administrative Agent’s rights to seek a future claim against Guarantor hereunder are not otherwise materially and adversely impacted as a result thereof (provided that, to the extent that (A) such material and adverse impact could be fully avoided in accordance with applicable laws and in a manner reasonably satisfactory to Administrative Agent by delivery of a waiver by Guarantor and (B) Guarantor duly provides such waiver described in clause (A), then the condition under this subclause (3) shall be deemed satisfied). If each of the foregoing conditions (1) through (3) are satisfied in accordance with the immediately preceding sentence and any disagreement remains between Administrative Agent and Guarantor as to the Estimated Completion Costs, then Administrative Agent shall have the right to challenge the Guarantor Estimated Amount by way of (x) determination by a Third Party Construction Expert mutually agreed to in good faith by Administrative Agent and Guarantor, (y) arbitration, or (z) judicial proceeding, such course of action described in (x), (y) or (z) to be selected by Administrative Agent (the “Dispute Resolution Method”) and upon final determination by the applicable Dispute Resolution Method of the cost to pay for and/or perform, as applicable, the Guaranteed Obligations (the “Dispute Resolution Amount”), (A) the Dispute Resolution Amount shall be binding on the parties hereto and (B) Guarantor shall pay any shortage (or, to the extent Administrative Agent did not previously require Guarantor to pay Administrative Agent an amount equal to the Guarantor Estimated Amount pursuant to clause (2) above, an amount equal to the Dispute Resolution Amount) to Administrative Agent (on behalf of the Lenders). Guarantor shall pay all out-of-pocket costs and expenses Administrative Agent and/or Lenders in connection with any contest of Administrative Agent’s initial determination of the Estimated Completion Costs (including, without limitation, any reasonable attorney’s fees) (the “Contest Expenses”) in the event that any of the following are true: (A) the Guarantor Estimated Amount is more than $1,000,000 lower than the Dispute Resolution Amount, (B) the Guarantor Estimated Amount is more than 5% lower than the Dispute Resolution Amount, or (C) at the time of contest, Guarantor was in material default of any of its obligations under this Guaranty for which Guarantor had received written notice, if written notice thereof was expressly required pursuant to the terms hereof. For the avoidance of doubt, in no event shall Guarantor be entitled to any refund of any amounts paid pursuant to clause (2) above in the event that the Dispute Resolution Amount is less than that previously paid by Guarantor. As used above, “Third Party Construction Expert” shall mean an independent construction consultant that (A) is not an Affiliate of Borrower, Administrative Agent or the Lenders and (B) is a reputable, nationally or regionally recognized construction consultant having at least five (5) years’ experience in advising on construction projects similar in scope, size and geographic location to the Permitted Alterations. Notwithstanding anything to the contrary herein, if (x) Guarantor makes a payment to Mezzanine A Lender under Section 2(a) of the Mezzanine A Completion Guaranty (defined below), or (y) Guarantor makes a payment to Mezzanine B Lender under Section 2(a) of the Mezzanine B Loan Completion Guaranty (defined below), such payment(s) (other than any Contest Expenses (as defined in the Completion Guaranty and Mezzanine B Loan Completion

Guaranty, as applicable)) will be given appropriate credit under this Guaranty as if given for the benefit of Administrative Agent and the Lenders. As used in this Section 2(a), the following terms shall have the following meaning:
(i)    “Mezzanine A Loan Completion Guaranty” shall mean that certain Mezzanine A Loan Completion Guaranty dated as of the date hereof by and between Brookfield DTLA Holdings LLC, a Delaware limited liability company in favor of Citigroup Global Markets Realty Corp. (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time); and
(ii)    “Mezzanine B Loan Completion Guaranty” shall mean that certain Mezzanine B Loan Completion Guaranty dated as of the date hereof by and between Brookfield DTLA Holdings LLC, a Delaware limited liability company in favor of Citigroup Global Markets Realty Corp. (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time).
(b)    Following the occurrence of a Trigger Event, in the event Guarantor fails to diligently undertake the performance of the Guaranteed Obligations or pay the Estimated Completion Costs, then Administrative Agent may avail itself, at Administrative Agent’s option, of the following remedies (in addition to any other remedies available to Administrative Agent or Lenders under applicable law and in accordance with the Loan Documents (including, without limitation, this Guaranty)):
(i)    the right, either before, during or after commencing foreclosure or sale proceedings against all or any portion of the Property, as the case may be, and before, during or after pursuing any other right or remedy against Borrower or Guarantor, to perform any and all of the Guaranteed Obligations (but Administrative Agent shall not be obligated to do so and may suspend or terminate any such actions at any time, without completion) by or through any agent, contractor or subcontractor of its selection, with such changes or modifications in the applicable plans and specifications and in any contracts or subcontracts (including termination thereof) relating thereto, all as Administrative Agent in its sole discretion deems proper, so long as such changes or modifications do not add more than de minimis costs (unless such modifications are required pursuant to applicable law), and, subject to the penultimate paragraph of Section 1 above, Guarantor’s liability under this Guaranty shall not be in any way limited by such actions. Guarantor shall pay or reimburse Administrative Agent from time to time within five (5) Business Days of written demand by Administrative Agent for all costs and expenses incurred by Administrative Agent under this Section 2(b)(i) and if such amounts are not paid within such five (5) Business Day period, Guarantor shall pay interest on all such costs and expenses from the date Administrative Agent makes such written demand upon Guarantor at the Default Rate. Furthermore, Administrative Agent shall have no obligation to protect or insure any collateral for the Loan, nor shall Lender have any obligation to perfect Lender’s security interest in any collateral for the Loan. During the course of any Work undertaken by Administrative Agent, Guarantor shall pay on demand any amounts justly due to contractors, subcontractors and material suppliers and for permits and licenses necessary or desirable in connection therewith. None of Guarantor’s obligations in connection with any Work undertaken by Administrative Agent or any other party on behalf of Administrative Agent shall be affected by any errors or omissions of Borrower’s construction manager, general contractor or architects, Administrative Agent’s consulting architect, or any subcontractor or agent or employee of any of the foregoing in the design, supervision, and performance of the Work, it being understood that such risk is assumed by Guarantor.
(ii)    Administrative Agent may, without first requiring performance by Borrower or exhausting any or all security for the Loan, commence a lawsuit against Guarantor to compel Guarantor to perform its obligations under this Guaranty and/or to recover damages under this Guaranty for all actual loss, cost, damage, injury and expense (excluding special, consequential, indirect, punitive or speculative damages, unless actually paid to a third party) sustained or incurred by Administrative Agent as a consequence of the failure of Guarantor to perform its obligations hereunder together with any interest thereon at the Default Rate, excluding costs and expenses arising from the gross negligence or willful misconduct of Administrative Agent or Lenders. Subject to clause (d) below, Administrative Agent’s damages shall include (A) the costs of (x) correcting any construction defects prior to completion of the Work and/or (y) completing the Work, and (B) Administrative Agent 's reasonable out-of-pocket attorneys' fees and costs. To the extent (1) Guarantor shall have any liability hereunder following the Trigger Date for correcting any construction defects pursuant to the preceding sentence and (2) Guarantor has a reasonable basis to believe that Borrower has a claim against a general contractor or architect for any such construction defects, then, at Guarantor’s written request and sole cost and expense, Administrative Agent shall, in good faith, reasonably cooperate with Guarantor to pursue a claim against such general contractor or architect and any amounts received as a result of such claim shall be credited towards any unpaid obligations of Guarantor hereunder (or paid to Guarantor if Guarantor had previously made a payment to Administrative Agent for the full amount Administrative Agent’s damages in respect of such defects). Administrative Agent need not perform any of the Work before commencing such a lawsuit. Administrative Agent shall have no obligation to accept any offer of performance by Guarantor to perform work on the Work at any time after a Trigger Event, and no such offer shall constitute a defense to Administrative Agent’s claims for damages against Guarantor. GUARANTOR AND ADMINISTRATIVE AGENT (ON BEHALF OF ITSELF AND THE LENDERS) EXPRESSLY ACKNOWLEDGES THAT THE MEASURE OF ADMINISTRATIVE AGENT'S DAMAGES FOR BREACH OF THIS GUARANTY SHALL BE BASED ON THE COSTS OF COMPLETING THE WORK, NOT THE EXTENT TO WHICH COMPLETING THE WORK WOULD INCREASE THE VALUE OF THE PROPERTY.
(c)    Satisfaction by Guarantor of any liability hereunder at any one time with respect to any default by Borrower shall not discharge Guarantor with respect to any other default by Borrower at any other time, it being the intent hereof that this Guaranty and the obligations of Guarantor hereunder shall be continuing and may be enforced by Administrative Agent to the end that the Work shall be timely completed, lien free, without any loss, cost, expense, injury or liability of any kind to Administrative Agent. Guarantor shall not have any right of recourse against Administrative Agent by reason of any action Administrative Agent may take or omit to take under the provisions of this Guaranty or under the provisions of any of the other Loan Documents.
(d)    For purposes of determining any liability of Guarantor hereunder: (i) if, pursuant to Section 4.21 of the Loan Agreement, Borrower has deposited with Administrative Agent funds to secure Borrower’s obligations in connection with the Permitted Alterations, then such funds will be made available for, and applied to, the costs of the Permitted Alterations in accordance with Section 4.21 of the Loan Agreement and (ii) any builders risk or casualty insurance proceeds actually deposited with Administrative Agent will be made available on a timely basis and otherwise in accordance with disbursement procedures relating to insurance proceeds set forth the Loan Agreement for purposes of completing any Permitted Alterations, but only to the extent such proceeds are fairly allocable to damage to the Permitted Alterations.
3.    Certain Agreements and Waivers by Guarantor.
(a)    Guarantor hereby agrees that each of the following shall constitute Events of Default hereunder (i) the occurrence of a default by Guarantor in payment and/or performance of the Guaranteed Obligations, or any part thereof, when such indebtedness or obligations, as applicable, becomes due and (ii) subject to the cure rights contained in Section 10.1(f) of the Loan Agreement, the dissolution, bankruptcy and/or insolvency of any Guarantor.
(b)    Guarantor shall, upon written demand, pay the Guaranteed Obligations to Administrative Agent for the Benefit of Lenders from time to time. It shall not be necessary for Administrative Agent, in order to enforce such payment, first to (i) institute suit or pursue or exhaust any rights or remedies against Borrower or others liable for the Debt, (ii) enforce any rights against any security that shall ever have been given to secure the Debt, (iii) join Borrower or any others liable for the payment or performance of the Guaranteed Obligations or any part thereof in any action to enforce this Guaranty and/or (iv) resort to any other means of obtaining payment or performance of the Guaranteed Obligations.
(c)    Suit may be brought or demand may be made against all parties who have signed this Guaranty or any other guaranty covering all or any part of the Guaranteed Obligations, or against any one or more of them, separately or together, without impairing the rights of Administrative Agent and/or Lender against any party hereto.
(d)    In the event any payment of any Guaranteed Obligations by Borrower or any other Person to Administrative Agent for the benefit of Lenders is held to constitute a preference, fraudulent transfer or other voidable payment under any bankruptcy, insolvency or similar law, or if for any other reason Administrative Agent and/or Lenders are required to refund such payment or pay the amount thereof to any other party, such payment by Borrower or any other party to Administrative Agent for the benefit of Lenders shall not constitute a release of Guarantor from any liability hereunder and this Guaranty shall continue to be effective or shall be reinstated (notwithstanding any prior release, surrender or discharge by Lender of this Guaranty or of Guarantor), as the case may be, with respect to, and this Guaranty shall apply to, any and all amounts so refunded by Administrative Agent and/or any Lender or paid by Administrative Agent and/or any Lender to another Person (which amounts shall constitute part of the Guaranteed Obligations). If acceleration of the time for payment by Borrower of any

Guaranteed Obligations under any Loan Document is stayed or delayed by any law or tribunal, any amounts due and payable hereunder shall nonetheless be payable by Guarantor upon written demand by Administrative Agent.
4.    Subordination. If, for any reason whatsoever, Borrower is now or hereafter becomes indebted to Guarantor:
(a)    such indebtedness and all interest thereon and all liens, security interests and rights now or hereafter existing with respect to property of Borrower securing same shall, at all times, be subordinate in all respects to the Guaranteed Obligations and to all liens, security interests and rights now or hereafter existing to secure the Guaranteed Obligations;
(b)    Guarantor shall not be entitled to enforce or receive payment, directly or indirectly, of any such indebtedness of Borrower to Guarantor until the Debt has been fully and finally paid and performed;
(c)    Guarantor hereby assigns and grants to Administrative Agent for the benefit of Lenders a security interest in all such indebtedness and security therefor, if any, of Borrower to Guarantor now existing or hereafter arising during the term of this Guaranty, including any dividends and payments pursuant to debtor relief or insolvency proceedings referred to below. In the event of receivership, bankruptcy, reorganization, arrangement or other debtor relief or insolvency proceedings involving Borrower as debtor, Administrative Agent on behalf of Lenders shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and shall have the right to receive directly from the receiver, trustee or other custodian (whether or not an Event of Default shall have occurred or be continuing under any of the Loan Documents), dividends and payments that are payable upon any obligation of Borrower to Guarantor now existing or hereafter arising, and to have all benefits of any security therefor, until the Debt has been indefeasibly paid in full. If, notwithstanding the foregoing provisions, Guarantor should receive any payment, claim or distribution that is prohibited as provided above in this Section, Guarantor shall promptly pay the same to Administrative Agent for the benefit of Lenders, Guarantor hereby agreeing that it shall receive the payment, claim or distribution in trust for Administrative Agent for the benefit of Lenders and shall have absolutely no dominion over the same except to pay it promptly to Administrative Agent for the benefit of Lenders; provided, however, that the foregoing shall not restrict distributions by Borrower to equity owners of Borrower (including Guarantor), in the ordinary course of business and operations of the Property provided no Trigger Period exists; and
(d)    Guarantor shall promptly upon request of Administrative Agent from time to time execute such documents and perform such acts as Administrative Agent may reasonably require to evidence and perfect its interest and to permit or facilitate exercise of its rights under this Section.
5.    Other Liability of Guarantor or Borrower. If Guarantor is or becomes liable, by endorsement or otherwise, for any indebtedness owing by Borrower to Administrative Agent for the benefit of Lenders other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby, and the rights of Administrative Agent and Lenders hereunder shall be cumulative of any and all other rights that Administrative Agent and Lenders may have against Guarantor.
6.    Assignment by Administrative Agent and Lenders. This Guaranty is for the benefit of Administrative Agent and Lenders and Administrative Agent’s and Lenders’ successors and permitted assigns, and in the event of an assignment of the Loan and the Loan Documents, or any part thereof, the rights and benefits hereunder may be transferred with such assignment (and only as part of such assignment). Guarantor waives notice of any transfer or assignment of the Loan or the Loan Documents, or any part thereof, and agrees that failure to give notice will not affect the liabilities of Guarantor hereunder.
7.    Binding Effect. This Guaranty is binding not only on Guarantor, but also on Guarantor’s heirs, personal representatives, successors and assigns. Upon the death of Guarantor, if Guarantor is a natural person, this Guaranty shall continue against Guarantor’s estate as to all of the Guaranteed Obligations, including that portion incurred or arising after the death of Guarantor and shall be provable in full against Guarantor’s estate, whether or not the Guaranteed Obligations are then due and payable. If this Guaranty is signed by more than one Person, then all of the obligations of Guarantor arising hereunder shall be jointly and severally binding on each of the undersigned, and their respective heirs, personal representatives, successors and assigns, and the term “Guarantor” shall mean all of such Persons and each of them individually. Without limitation of any other term, provision or waiver contained herein, Guarantor hereby acknowledges and agrees that it has been furnished true, complete and correct copies of the Loan Documents and has reviewed the terms and provisions thereof (including, without limitation, the Guaranteed Obligations).
8.    Nature of Guaranty. Guarantor hereby acknowledges and agrees that this Guaranty (a) is a guaranty of payment and not only of collection and that Guarantor is liable hereunder as a primary obligor, (b) shall only be deemed discharged after the earlier of (i) such time as the Debt has been indefeasibly paid in full, and there has expired the maximum possible period thereafter during which any payment made by Borrower or others to Administrative Agent (for the benefit of the Lenders) with respect to the Loan could be deemed a preference under the Bankruptcy Code or (ii) subject to Borrower confirming in writing to Administrative Agent, in a manner reasonably satisfactory to Administrative Agent (which may include, at Administrative Agent’s request, a modification to the Loan Documents reflecting the same), that Borrower waives the right to perform any additional Permitted Alteration either (A) the payment and/or performance in full of the Guaranteed Obligations or (B) the payment of all costs incurred in connection with the Work without any lien having been filed, and the expiration of the statutory mechanic’s lien period applicable to such work without any lien having been filed, provided, however, that if a lien is filed during such period (or after such period, but only if under applicable law such lien “relates back” to the date of the filing of any prior lien) then this Guaranty shall survive as to such claim of lien (and any other lien which may “relate back” as a result of the filing of such lien) until such claim is finally resolved and, if applicable, paid in full and such lien is discharged, (c) shall not be reduced, released, discharged, satisfied or otherwise impacted in connection with (i) any act or occurrence that might, but for the provisions hereof, be deemed a legal or equitable reduction, satisfaction, discharge or release and/or (ii) Administrative Agent’s and/or Lender’s enforcement of remedies under the Loan Documents and (d) shall survive the foregoing and shall not merge with any resulting foreclosure deed, deed in lieu or similar instrument (if any).
9.    Governing Law. The governing law and related provisions set forth in Section 17.2 of the Loan Agreement (including, without limitation, any authorized agent provisions thereof) are hereby incorporated by reference as if fully set forth herein (with Guarantor substituted in all places where Borrower appears thereunder) and shall be deemed fully applicable to Guarantor hereunder. Guarantor hereby certifies that it has received and reviewed the Loan Agreement (including, without limitation, Section 17.2 thereof). In the event of any conflict or inconsistency between the terms and conditions hereof and this Section 9, this Section 9 shall control.
10.    Invalidity of Certain Provisions. If any provision of this Guaranty or the application thereof to any Person or circumstance shall, for any reason and to any extent, be declared to be invalid or unenforceable, neither the remaining provisions of this Guaranty nor the application of such provision to any other Person or circumstance shall be affected thereby, and the remaining provisions of this Guaranty, or the applicability of such provision to other Persons or circumstances, as applicable, shall remain in effect and be enforceable to the maximum extent permitted by applicable Legal Requirements.
11.    Attorneys’ Fees, Costs and Expenses of Collection. Guarantor shall pay within ten (10) Business Days after written demand all reasonable attorneys’ fees for outside counsel and all other out-of-pocket costs and expenses incurred by Administrative Agent and/or Lenders in the enforcement of or preservation of Administrative Agent’s and/or Lenders’ rights under this Guaranty including, without limitation, all reasonable attorneys’ fees for outside counsel, out-of-pocket costs and expenses, investigation costs, and all court costs, whether or not suit is filed herein, or whether at maturity or by acceleration, or whether before or after maturity, or whether in connection with bankruptcy, insolvency or appeal, or whether in connection with the collection and enforcement of this Guaranty against any other Guarantor, if there be more than one. Guarantor agrees to pay interest on any expenses or other sums due to Administrative Agent and/or Lenders under this Section 11 that are not paid within ten (10) Business Days after written demand on Guarantor, at a rate per annum equal to the Interest Rate and accruing from and after the date that is ten (10) Business Days after from demand on Guarantor. Guarantor’s obligations and liabilities under this Section 11 shall survive any payment or discharge in full of the Debt.
12.    Payments. All sums payable under this Guaranty shall be paid in lawful money of the United States of America that at the time of payment is legal tender for the payment of public and private debts. All payments made by Guarantor under this Guaranty shall, except as required by law, be made without withholding or deduction for or on account of any taxes. If any taxes are required to be withheld or deducted from any such payment and such withheld or deducted taxes are Indemnified Taxes, Guarantor shall pay such additional amounts as may be necessary to ensure that the net amount actually received by Administrative Agent on behalf of the Lenders after such withholding or deduction for such withheld or deducted Indemnified Taxes is equal to the amount the Lenders would have received had no such withholding or deduction been required.

13.    Controlling Agreement. It is not the intention of Administrative Agent, Lenders or Guarantor to obligate Guarantor to pay interest in excess of that lawfully permitted to be paid by Guarantor under applicable Legal Requirements. Should it be determined that any portion of the Guaranteed Obligations or any other amount payable by Guarantor under this Guaranty constitutes interest in excess of the maximum amount of interest that Guarantor, in Guarantor’s capacity as guarantor, may lawfully be required to pay under applicable Legal Requirements, the obligation of Guarantor to pay such interest shall automatically be limited to the payment thereof in the maximum amount so permitted under applicable Legal Requirements. The provisions of this Section shall override and control all other provisions of this Guaranty and of any other agreement between Guarantor, Administrative Agent and Lenders.
14.    Notices. Any and all notices, elections, demands, requests and responses thereto permitted or required to be given under this Guaranty shall be given in accordance with the applicable terms and conditions of the Loan Agreement. Notices to Guarantor shall be addressed as follows:
Brookfield DTLA Holdings LLC
250 Vesey Street, 15th Floor
New York, New York 10281
Attn: General Counsel

With a copy to:
Gibson, Dunn & Crutcher LLP
333 S. Grand Ave, 49th Floor
Los Angeles, California 90071
Attention: Drew Flowers

15.    Cumulative Rights. The exercise by Administrative Agent on behalf of Lenders of any right or remedy hereunder or under any other Loan Document, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy. Administrative Agent and Lenders shall have all rights, remedies and recourses afforded to Administrative Agent and Lenders by reason of this Guaranty or any other Loan Document or by law or equity or otherwise, and the same (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Guarantor or others obligated for the Guaranteed Obligations, or any part thereof, or against any one or more of them, or against any security or otherwise, at the sole discretion of Administrative Agent, (c) may be exercised as often as occasion therefor shall arise, it being agreed by Guarantor that the exercise of, discontinuance of the exercise of or failure to exercise any of such rights, remedies, or recourses shall in no event be construed as a waiver or release thereof or of any other right, remedy, or recourse, and (d) are intended to be, and shall be, nonexclusive. No waiver of any default on the part of Guarantor or of any breach of any of the provisions of this Guaranty or of any other document shall be considered a waiver of any other or subsequent default or breach, and no delay or omission in exercising or enforcing the rights and powers granted herein or in any other document shall be construed as a waiver of such rights and powers, and no exercise or enforcement of any rights or powers hereunder or under any other document shall be held to exhaust such rights and powers, and every such right and power may be exercised from time to time. The granting of any consent, approval or waiver by Administrative Agent and/or Lenders shall be limited to the specific instance and purpose therefor and shall not constitute consent or approval in any other instance or for any other purpose. No notice to or demand on Guarantor in any case shall of itself entitle Guarantor to any other or further notice or demand in similar or other circumstances. No provision of this Guaranty or any right, remedy or recourse of Administrative Agent on behalf of Lenders with respect hereto, or any default or breach, can be waived, nor can this Guaranty or Guarantor be released or discharged in any way or to any extent, except specifically in each case by a writing intended for that purpose (and which refers specifically to this Guaranty) executed, and delivered to Guarantor, by Administrative Agent and/or Lenders.
16.    Subrogation. Notwithstanding anything to the contrary contained herein, (a) Guarantor shall not have any right of subrogation in or under any of the Loan Documents or to participate in any way therein, or in any right, title or interest in and to any security or right of recourse for the Guaranteed Obligations, until indefeasible payment in full of the Debt, and (b) if Guarantor is or becomes an “insider” (as defined in Section 101 of the Bankruptcy Code) with respect to Borrower, then Guarantor hereby irrevocably and absolutely waives any and all rights of contribution, indemnification, reimbursement or any similar rights against Borrower with respect to this Guaranty (including any right of subrogation, except to the extent of collateral held by Administrative Agent for the benefit of Lenders), whether such rights arise under an express or implied contract or by operation of law. It is the intention of the parties that Guarantor shall not be deemed to be a “creditor” (as defined in Section 101 of the Bankruptcy Code) of Borrower by reason of the existence of this Guaranty in the event that Borrower or Guarantor becomes a debtor in any proceeding under the Bankruptcy Code. This waiver is given to induce Lenders to make the Loan to Borrower.
17.    Further Assurances. Guarantor at Guarantor’s expense will promptly execute and deliver to Administrative Agent all such other and further documents, agreements, and instruments in compliance with or accomplishment of the agreements of Guarantor under this Guaranty reasonably requested by Administrative Agent, so long as Guarantor’s obligations are not increased and its rights are not decreased, in each case, other than to a de minimis extent.
18.    No Fiduciary Relationship. The relationship between Administrative Agent, Lenders and Guarantor is solely that of lender and guarantor. Neither Administrative Agent nor Lenders have a fiduciary or other special relationship with or duty to Guarantor and none is created hereby or may be inferred from any course of dealing or act or omission of Administrative Agent and/or Lenders.
19.    Interpretation. If this Guaranty is signed by more than one Person as “Guarantor”, then the term “Guarantor” as used in this Guaranty shall refer to all such Persons jointly and severally, and all promises, agreements, covenants, waivers, consents, representations, warranties and other provisions in this Guaranty are made by and shall be binding upon each and every such undersigned Person, jointly and severally and Administrative Agent on behalf of Lenders may pursue any Guarantor hereunder without being required (i) to pursue any other Guarantor hereunder or (ii) pursue rights and remedies under the Security Instruments and/or applicable Legal Requirements with respect to the Property or any other Loan Documents.

20.    Time of Essence. Time shall be of the essence in this Guaranty with respect to all of Guarantor’s obligations hereunder.
21.    Execution. This Guaranty may be executed in multiple counterparts, each of which, for all purposes, shall be deemed an original, and all of which together shall constitute one and the same agreement.
22.    Entire Agreement. This Guaranty embodies the entire agreement between Administrative Agent, Lenders and Guarantor with respect to the guaranty by Guarantor of the Guaranteed Obligations. This Guaranty supersedes all prior agreements and understandings, if any, with respect to guaranty by Guarantor of the Guaranteed Obligations. No condition or conditions precedent to the effectiveness of this Guaranty exist. This Guaranty shall be effective upon execution by Guarantor and delivery to Administrative Agent. This Guaranty may not be modified, amended or superseded except in a writing signed by Administrative Agent (acting at the direction of Lenders) and Guarantor. The Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.
23.    WAIVER OF JURY TRIAL. GUARANTOR, ADMINISTRATIVE AGENT AND LENDERS, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS GUARANTY, THE NOTE, THE SECURITY INSTRUMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF ADMINISTRATIVE AGENT, ANY LENDER OR GUARANTOR.
24.    Consent to Jurisdiction. Guarantor, Administrative Agent and the Lender each irrevocably submits generally and unconditionally for itself and in respect of its property to the nonexclusive jurisdiction of any state or federal court sitting in the State of New York over any suit, action or proceeding arising out of, or relating to, this Guaranty, and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. Guarantor, Administrative Agent and the Lender each irrevocably waives, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claims that any such suit, action or proceeding is brought in an inconvenient forum. Final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon each such party and may be enforced in any court in which they are subject to jurisdiction, by a suit upon such judgment provided that service of process is effected upon Guarantor as provided in the Loan Documents or as otherwise permitted by applicable Legal Requirements. Guarantor hereby releases, to the extent permitted by applicable Legal Requirements, all errors and all rights of exemption, appeal, stay of execution, inquisition, and other rights to which Guarantor may otherwise be entitled under the laws of the United States of America or of any state of possession of the United States of America now in force and which may hereinafter be enacted. The authority and power to appear for and enter judgment against Guarantor shall not be exhausted by one or more exercises thereof or by any imperfect exercise thereof and shall not be extinguished by any judgment entered pursuant thereto. Such authority may be exercised on one or more occasions or from time to time in the same or different jurisdiction as often as Administrative Agent shall deem necessary and desirable, for all of which this Guaranty shall be sufficient warrant.
25.    Waivers.
(a)    To the fullest extent permitted by applicable law, Guarantor hereby agrees that neither Administrative Agent’s nor Lenders’ rights or remedies nor Guarantor’s obligations under the terms of this Guaranty shall be released, diminished, impaired, reduced or affected by any one or more of the following events, actions, facts, or circumstances, and the liability of Guarantor under this Guaranty shall be absolute and unconditional irrespective of (and Guarantor hereby waives any rights or protections related to): (i) [intentionally omitted]; (ii) any claim or defense that this Guaranty was made without consideration or is not supported by adequate consideration; (iii) the taking or accepting of any other security or guaranty for, or right of recourse with respect to, any or all of the Guaranteed Obligations; (iv) any homestead exemption under applicable Legal Requirements and Guarantor hereby waives the benefit of any such exemption as to the Guaranteed Obligations; (v) any release, surrender, abandonment, exchange, alteration, sale or other disposition, subordination, deterioration, waste, failure to protect or preserve, impairment, or loss of, or any failure to create or perfect any lien or security interest with respect to, or any other dealings with, any collateral or security at any time existing or purported, believed or expected to exist in connection with any or all of the Guaranteed Obligations, including any impairment of Guarantor’s recourse against any Person or collateral; (vi) whether express or by operation of law, any partial release of the liability of Guarantor hereunder, or if one or more other guaranties are now or hereafter obtained by Administrative Agent and/or Lenders covering all or any part of the Guaranteed Obligations, any complete or partial release of any one or more of such guarantors under any such other guaranty, or any complete or partial release or settlement of Borrower or any other party liable, directly or indirectly, for the payment or performance of any or all of the Guaranteed Obligations; (vii) the death, insolvency, bankruptcy, disability, dissolution, liquidation, termination, receivership, reorganization, merger, consolidation, change of form, structure or ownership, sale of all assets, or lack of corporate, partnership or other power of Borrower or any other party at any time liable for the payment or performance of any or all of the Guaranteed Obligations; (viii) either with or without notice to or consent of Guarantor: any renewal, extension, modification or rearrangement of the terms of any or all of the Guaranteed Obligations and/or any of the Loan Documents to which Guarantor is not a party; (ix) any neglect, lack of diligence, delay, omission, failure, or refusal of Administrative Agent and/or Lenders to take or prosecute (or in taking or prosecuting) any action for the collection or enforcement of any of the Guaranteed Obligations, or to foreclose or take or prosecute any action to foreclose (or in foreclosing or taking or prosecuting any action to foreclose) upon any security therefor, or to exercise (or in exercising) any other right or power with respect to any security therefor, or to take or prosecute (or in taking or prosecuting) any action in connection with any Loan Document, or any failure to sell or otherwise dispose of in a commercially reasonable manner any collateral securing any or all of the Guaranteed Obligations; (x) any failure of Administrative Agent to notify Guarantor of any creation, renewal, extension, rearrangement, modification, supplement, subordination, or assignment of the Guaranteed Obligations or any part thereof, or of any Loan Document, or of any release of or change in any security, or of any other action taken or refrained from being taken by Administrative Agent and Lenders against Borrower or any security or other recourse, or of any new agreement between Administrative Agent, Lenders and Borrower, it being understood that, except as expressly required pursuant to the terms hereof, neither Administrative Agent nor Lenders shall be required to give Guarantor any notice of any kind under any circumstances with respect to or in connection with the Guaranteed Obligations, any and all rights to notice Guarantor may have otherwise had being hereby waived by Guarantor, and Guarantor shall be responsible for obtaining for itself information regarding Borrower, including, but not limited to, any changes in the business or financial condition of Borrower, and Guarantor acknowledges and agrees that neither Administrative Agent nor any Lender shall have any duty to notify Guarantor of any information which Administrative Agent or any Lender may have concerning Borrower; (xi) if for any reason that Administrative Agent and/or any Lender is required to refund any payment by Borrower to any other party liable for the payment or performance of any or all of the Guaranteed Obligations or pay the amount thereof to someone else; (xii) the making of advances by Administrative Agent and/or Lenders to protect their interest in the Property, preserve the value of the Property or for the purpose of performing any term or covenant contained in any of the Loan Documents; (xiii) the existence of any claim, counterclaim (other than a compulsory counterclaim), set off, recoupment, reduction or defense (other than a defense of payment or performance) based upon any claim or other right that Guarantor may at any time have against Borrower, Administrative Agent, Lenders, or any other Person, whether or not arising in connection with this Guaranty, the Note, the Loan Agreement, or any other Loan Document; (xiv) the unenforceability of all or any part of the Guaranteed Obligations against Borrower, whether because the Guaranteed Obligations exceed the amount permitted by law or violate any usury law, or because the act of creating the Guaranteed Obligations, or any part thereof, is ultra vires, or because the officers or Persons creating same acted in excess of their authority, or because of a lack of validity or enforceability of or defect or deficiency in any of the Loan Documents, or because Borrower has any valid defense (other than a defense of the payment or performance of the Guaranteed Obligations of Borrower), claim or offset with respect thereto, or because Borrower’s obligation ceases to exist by operation of law, or because of any other reason or circumstance, it being agreed that Guarantor shall remain liable hereon regardless of whether Borrower or any other Person be found not liable on the Guaranteed Obligations, or any part thereof, for any reason (and regardless of any joinder of Borrower or any other party in any action to obtain payment or performance of any or all of the Guaranteed Obligations); (xv) any order, ruling or plan of reorganization emanating from proceedings under any bankruptcy or similar insolvency laws with respect to Borrower or any other Person, including any extension, reduction, composition, or other alteration of the Guaranteed Obligations, whether or not consented to by Administrative Agent and/or Lenders; and/or (xvi) any partial or total transfer, pledge and/or reconstitution of Borrower and/or any direct or indirect owner of Borrower (regardless of whether the same is permitted under the Loan Documents).
(b)    This Guaranty shall be effective as a waiver of, and Guarantor hereby expressly waives
(i)    any and all rights to which Guarantor may otherwise have been entitled under any suretyship laws in effect from time to time, including any right or privilege, whether existing under statute, at law or in equity, to require Administrative Agent and/or Lenders to take prior recourse or proceedings against any collateral, security or Person whatsoever;

(ii)    any rights of sovereign immunity and any other similar and/or related rights;
(iii)    any other circumstance that may constitute a defense of Borrower or Guarantor hereunder and/or under the other Loan Documents;
(iv)    any right and/or requirement of or related to notice (except as expressly set forth in this Guaranty), presentment, protest, notice of protest, further notice of nonpayment, notice of dishonor, default, nonperformance, intent to accelerate, acceleration, existence of the Debt and/or any amendment or modification of the Debt;
(v)    any rights of Guarantor of subrogation, reimbursement, indemnification, and/or contribution against Borrower or any other person or entity that may become an obligor or guarantor under the Loan Documents, and any other rights and defenses that are or may become available to Guarantor or any other person or entity by reasons of Sections 2787-2855, inclusive of the California Civil Code;
(vi)    any rights or defenses that may be available by reason of any election of remedies by Administrative Agent and Lenders (including, without limitation, any such election which in any manner impairs, effects, reduces, releases, destroys or extinguishes Guarantor’s subrogation rights, rights to proceed against Borrower for reimbursement, or any other rights of Guarantor to proceed against any other person, entity or security, including but not limited to any defense based upon an election of remedies by Administrative Agent and Lenders under the provisions of Section 580(d) of the California Code of Civil Procedure or any similar law of California or of any other State or of the United Sates); and
(vii)    any rights or defenses Guarantor may have because the Guaranteed Obligations are secured by real property or any estate for years. These rights or defenses include, but are not limited to, any rights or defenses that are based upon, directly or indirectly, the application of Section 580(a), Section 580(b), Section 580(d) or Section 726 of the California Code of Civil Procedure to the Guaranteed Obligations.
The provisions of this subsection (b) mean, among other things:
(y) Administrative Agent (on behalf of Lenders) and Lenders may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by Borrower for the Debt; and
(z)    If Administrative Agent (on behalf of Lenders) and/or Lenders foreclose on a real property pledged by Borrower:
(1)    The Guaranteed Obligations shall not be reduced by the price for which the collateral sold at the foreclosure sale or the value of the collateral at the time of the sale; and
(2)    Administrative Agent (on behalf of Lenders) and Lenders may collect from Guarantor even if Administrative Agent (on behalf of Lenders) and

Lenders, by foreclosing on the real property collateral, has destroyed any right of Guarantor to collect from Borrower. Further, the provisions of this Guaranty constitute an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because Borrower’s obligations are secured by real property. These rights and defenses, include, but are not limited to, any rights or defenses based upon Section 580(a), Section 580(b), Section 580(d) or Section 726 of the California Code of Civil Procedure.
26.    Representations, Warranties and Covenants of Guarantor.
(a)    Guarantor hereby makes the following representations and warranties as of the date hereof: (i) Guarantor is duly organized, validly existing and in good standing under the laws of its state of formation, and Guarantor has all requisite right and power to execute and deliver this Guaranty and to perform its obligations under this Guaranty; (ii) the execution, delivery and performance of this Guaranty and the incurrence of the Guaranteed Obligations, will not violate, in any material respect, any provision of law applicable to Guarantor; (iii) [reserved]; (iv) Guarantor is not a party to any indenture, loan or credit agreement, or any lease or other agreement or instrument, or subject to any restriction, which in each case is reasonably likely to have a Material Adverse Effect; (v) Guarantor has filed all material tax returns which are required to be filed (or to the best of its knowledge obtained proper extensions of time for the filing thereof) and has paid, or made adequate provision for the payment of, all taxes which have or may become due pursuant to said returns or to assessments received, except as are being contested in good faith; (vi) the financial statements and other information pertaining to Guarantor submitted to Administrative Agent are true, complete and correct in all material respects and fairly present the financial condition of Guarantor as of the date thereof; (vii) [reserved]; (viii) the making of the Loan to Borrower will result in material benefits to Guarantor; (ix) Guarantor (a) has not entered into this Guaranty or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for the obligations of Guarantor hereunder and under the Loan Documents; and (x) Guarantor is not a “foreign person” within the meaning of Section 1445(1)(3) of the Internal Revenue Code.
(b)    From the date hereof and until the discharge of this Guaranty in accordance with Section 8 hereof, Guarantor covenants and agrees with Administrative Agent and each Lender that: (i)  Guarantor will continuously be organized, validly exist and remain in good standing under the laws of its state of formation; (ii) Guarantor shall not become a party to any indenture, loan or credit agreement, or any lease or other agreement or instrument, or subject to any restriction, which is likely to have a Material Adverse Effect; and (iii) shall not be a “foreign person” within the meaning of Section 1445(1)(3) of the Internal Revenue Code.
(c)    Each of the representations and covenants of and/or about Guarantor set forth Sections 3.2, 3.3, 3.13, 3.24, 3.30, 3.35, 4.8, 8.9 and 11.1, and Article 6, in each case, of the Loan Agreement, and in the other Loan Documents are hereby re-made by Guarantor and incorporated herein by reference as if fully set forth herein.
27.    Financial Covenants of Guarantor

(a)    Guarantor (i) shall keep and maintain complete and accurate books and records and (ii) shall permit Administrative Agent and/or Lenders and any authorized representatives of Administrative Agent and/or Lenders to have access to and to inspect, examine and make copies of the books and records, any and all accounts, data and other documents of Guarantor, at reasonable times, during normal business hours, not more than once per calendar year (subject to Section 26(b) hereof), at Guarantor’s address for notices as set forth herein upon the giving of reasonable notice of such intent. Guarantor shall also provide to Administrative Agent, upon Administrative Agent’s reasonable request, such proofs of payments, costs, expenses, revenues and earnings, and other documentation as Administrative Agent may reasonably request, from time to time, and with such other information, in such detail as may reasonably be required by Administrative Agent, provided that such requested information is in Guarantor’s possession and control and, to the extent not produced in Guarantor's normal course of operations, can be produced at a de minimis cost to Guarantor.
(b)    Administrative Agent and/or Lenders shall have the right, at any time and from time to time upon the occurrence and continuance of an Event of Default hereunder or under the other Loan Documents, to audit the books and records of Guarantor; provided, however, that such audit shall be made at the expense of Administrative Agent and/or Lender, as applicable.
(c)    During the term hereunder, Guarantor will furnish or cause to be furnished to Administrative Agent, (i) as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Guarantor, the annual financial statements of Guarantor in form and substance substantially similar to those previously delivered by Guarantor to Administrative Agent in connection with the closing of the Loan (or such other form reasonably acceptable to Administrative Agent), prepared on an audited basis, and which shall include Guarantor’s balance sheet and statements of net worth and contingent liabilities, and (ii) within sixty (60) days following the end of each fiscal quarter of Guarantor (including year-end) , the quarterly financial statements of Guarantor in form and substance substantially similar to those previously delivered by Guarantor to Administrative Agent in connection with the closing of the Loan (or such other form reasonably acceptable to Administrative Agent), prepared on an unaudited basis, and which shall include Guarantor’s balance sheet and statements of net worth and contingent liabilities. All such financial statements shall (A) be, in the case of annual financial statements, audited by, and in the case of quarterly financial statements, prepared by, Guarantor’s independent certified public accountants (which accountants shall be a “Big Four” accounting firm or such other independent public accounting firm reasonably acceptable to Administrative Agent), (B) be certified by Guarantor (subject to the exculpation provisions in the Loan Agreement) to Administrative Agent as true and correct in all material respects and as having been prepared in accordance with an Approved Accounting Method (which, for the purposes of this Guaranty only, shall include International Financial Reporting Standards) applied on a consistent basis and (C) contain such backup and/or supporting information as may be reasonably requested by Administrative Agent, provided that such requested information is in Guarantor’s possession and control and, to the extent not produced in Guarantor's normal course of operations, can be produced at a de minimis cost to Guarantor. In addition, Guarantor shall promptly furnish to Administrative Agent any other financial information in respect of Guarantor which is reasonably requested by Administrative Agent from time to time; provided, however, that such additional information shall be obtained at no material expense to Guarantor.

(d)    Guarantor hereby makes the following additional affirmative covenants:
(i)    Beginning on the commencement of the second Extension Period (if the Maturity Date is so extended pursuant to the terms of the Loan Agreement) and at all times thereafter while the Debt remains unsatisfied, Guarantor shall maintain Unencumbered Liquid Assets (defined below) of not less than $20,000,000.00. For the purposes hereof, “Unencumbered Liquid Assets” shall be determined by Lender in its reasonable discretion, at any time and from time to time, and shall mean the “liquid assets” of Guarantor, free and clear of all liens and shall include only the following assets of Guarantor as set forth on Guarantor’s balance sheet: (x) all Cash and Cash Equivalents (defined below), and (y) the following, to the extent acquired for investment or with a view to achieving trading profits (and which may be liquidated without restrictions within five (5) Business Days or less): marketable securities owned of record and beneficially by Guarantor and which are freely tradeable, without any restriction on the New York Stock Exchange, NYSE Amex Equities or NASDAQ.
(ii)     As of the last day of each fiscal quarter, Guarantor shall have a Net Worth, as determined by Administrative Agent, of not less than $750,000,000.00; provided, however, and without limiting the foregoing, at all times while the Debt remains unsatisfied, Guarantor’s Net Worth, as calculated by Administrative Agent, shall not be less than $500,000,000.00. Guarantor shall promptly provide Administrative Agent with written notice at any time that Guarantor’s Net Worth is less than $750,000,000.00. For the purposes of this clause (ii), “Net Worth” shall mean, as of a given date, (i) Guarantor’s total assets, based on market valuations, as of such date (exclusive of any equity attributable to the Property or in any other asset that is part of the collateral for the Loan) less, (ii) Guarantor’s total liabilities (taking into consideration contingent liabilities but exclusive of any liability under the Loan Documents) as of such date, determined in accordance with an Approved Accounting Method (which, for the purposes of this Guaranty only, shall include International Financial Reporting Standards).
(iii)    As used above, “Cash and Cash Equivalents” shall mean: (i) United States dollars and (ii) any of the following which may be liquidated without restrictions within five (5) Business Days or less: (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six (6) months from the date of acquisition; (b) certificates of deposit and Eurodollar time deposits with maturities of six (6) months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and an S&P Certificate of Deposit Rating (short term) of A-1 or better or the equivalent by Moody’s; (c) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (ii)(a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (ii) (b) above; (d) commercial paper having the highest rating obtainable from Moody’s or S&P, and in each case maturing within six months after the date of acquisition; and (e) money market funds substantially all the assets of which are comprised of securities and other obligations of the types described in clauses (i) and (ii)(a) through (d) above.
28.    Joint and Several. If Guarantor consists of more than one person or party, the obligations and liabilities of each such person or party hereunder shall be joint and several.
29.    Set-Off. In addition to any rights and remedies of Administrative Agent and Lenders provided by this Guaranty and by law, Administrative Agent and Lenders shall have the right in their sole discretion, without prior notice to Guarantor, any such notice being expressly waived by Guarantor to the extent permitted by applicable law, upon any amount becoming due and payable by Guarantor hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Administrative Agent and/or Lenders or any Affiliate thereof to or for the credit or the account of Guarantor; provided, however, Administrative Agent and/or Lenders may only exercise such right during the continuance of an Event of Default. Administrative Agent and Lenders agree promptly to notify Guarantor after any such set-off and application made by Administrative Agent and/or a Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
30.    Termination. This Guaranty shall terminate upon the earlier of (i) such time as the Debt has been indefeasibly paid in full, and there has expired the maximum possible period thereafter during which any payment made by Borrower or others to Lender with respect to the Loan could be deemed a preference under the Bankruptcy Code or (ii) subject to Borrower confirming in writing to Administrative Agent, in a manner reasonably satisfactory to Administrative Agent (which may include, at Administrative Agent’s request, a modification to the Loan Documents reflecting the same), that Borrower waives the right to perform any additional Permitted Alteration either (A) the payment and/or performance in full of the Guaranteed Obligations or (B) the payment of all costs incurred in connection with the Work without any lien having been filed, and the expiration of the statutory mechanic’s lien period applicable to such work without any lien having been filed, provided, however, that if a lien is filed during such period (or after such period, but only if under applicable law such lien “relates back” to the date of the filing of any prior lien) then this Guaranty shall survive as to such claim of lien (and any other lien which may “relate back” as a result of the filing of such lien) until such claim is finally resolved and, if applicable, paid in full and such lien is discharged.
31.    Confidentiality. All non‑public information obtained by Administrative Agent and Lender pursuant to the requirements of this Agreement shall be handled in accordance with Section 17.11(b) of the Loan Agreement.
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IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty under as of the date first written above.

BROOKFIELD DTLA HOLDINGS LLC,
a Delaware limited liability company

By:   BROOKFIELD DTLA GP LLC,
a Delaware limited liability company,
its Managing Member

By:     BOP US SUBSIDIARY LLC,
a Delaware limited liability
company, its Managing Member

            By:   /s/ MICHELLE CAMPBELL
            Name:Michelle Campbell
            Title: Secretary

Completion Guaranty	333 South Grand Refinance